UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2014

Ampco-Pittsburgh Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	1-898	25-1117717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Grant Street, Pittsburgh, PA	15219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 456-4400

N/A

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Robert A. Paul has informed the Board of Directors of Ampco-Pittsburgh Corporation (the “Company”) that he will retire as Chief Executive Officer of the Company effective December 31, 2014. Mr. Paul will continue to be a member of the Board of Directors of the Company (the “Board”) and will serve as the non-executive Chairman of the Board.

(c) On December 16, 2014, the Company announced that the Board has appointed John S. Stanik as the Company’s Chief Executive Officer, effective January 1, 2015. Mr. Stanik also will serve as a member of the Board, effective January 1, 2015. Mr. Stanik has been appointed to the class of directors having a term of office expiring in 2015 and will stand for election to a three-year term expiring in 2018 at the Company’s Annual Meeting of Shareholders to be held in 2015.

Mr. Stanik, age 61, worked at Calgon Carbon Corporation (“Calgon”), an international company specializing in purification products, technologies and services, from 1991 through 2012 when he retired for personal reasons. He served as President and Chief Executive Officer of Calgon from 2003 to 2012 and became its Chairman of the Board in 2007. Prior to joining Calgon, Mr. Stanik worked in various capacities with increasing responsibility for Davy Corporation, an engineering and construction company specializing in the metals (steel and aluminium) markets, ultimately serving as its General Manager of Operations. There have been no transactions since the beginning of the Company’s last fiscal year, or that are currently proposed, regarding Mr. Stanik that are required to be disclosed by Item 404(a) of Regulation S-K.

In connection with Mr. Stanik’s appointment as the Company’s Chief Executive Officer, the Company and Mr. Stanik entered into an Offer Letter (the “Offer Letter”) setting forth terms of Mr. Stanik’s employment. Pursuant to the terms set forth in the Offer Letter, Mr. Stanik will receive an initial annual base salary of $550,000. Mr. Stanik also will be eligible for an annual cash bonus on terms to be approved by the Compensation Committee of the Board (the “Committee”) at a later date. The Committee expects that the annual cash bonus will be targeted at a specified percentage of Mr. Stanik’s annual base salary. The Committee also anticipates that a specified percentage of the annual cash bonus will be determined by the Company’s achievement of targeted annual operating income and that the remaining portion of the annual cash bonus will be determined based upon qualitative factors in the discretion of the Committee.

Mr. Stanik will receive an annual grant of stock options and annual grant of performance share units (“PSUs”), each on terms to be determined by the Committee at a later date. The Committee expects that the stock options will be subject to the Company’s standard time-based vesting provisions and post-employment exercise periods. The Committee anticipates that a specified portion of the PSUs will be subject to annual vesting over a three-year period based on the Company’s annual achievement of targeted earnings per share growth and that the remainder of the PSUs will be subject to vesting based on the Company’s achievement of a targeted relative total shareholder return ranking as compared to a designated peer group for a three-year period. It also is expected that the vesting of all PSUs will be subject to Mr. Stanik’s continued employment with the Company throughout the applicable three-year period.

Mr. Stanik will be eligible to participate in benefit plans or programs generally offered by the Company to salaried employees. In accordance with the Company’s policies for director compensation, as an employee of the Company, Mr. Stanik will not receive separate compensation in connection with his service as a member of the Board.

The foregoing description of the material terms of the Offer Letter is not intended to be a complete description of the Offer Letter and is qualified in its entirety by reference to the full text of the Offer Letter, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for its fiscal year ending December 31, 2014.

On December 16, 2014, the Company issued a press release announcing Mr. Paul’s retirement and the appointment of Mr. Stanik as the Company’s Chief Executive Officer. A copy of the press release is filed as Exhibit 99.1 to this report and incorporated herein by reference.

(e) In connection with Mr. Paul’s retirement as Chief Executive Officer of the Company, the Company and Mr. Paul entered into a Retirement and Consulting Agreement effective January 1, 2015 (the “Agreement”). Pursuant to the terms set forth in the Agreement, Mr. Paul will provide such consulting services as may be requested by the Board or the Chief Executive Officer of the Company and agreed upon by Mr. Paul over a three-year period. In consideration for the consulting services to be provided by Mr. Paul pursuant to the Agreement, the Company will pay Mr. Paul $33,333 per month during the term of the Agreement. The foregoing description of the material terms of the Agreement is not intended to be a complete description of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for its fiscal year ending December 31, 2014.

In addition, in connection with his service as the non-executive Chairman of the Board, the Board has determined that Mr. Paul will receive total annual cash compensation in the amount of $200,000. This total annual cash compensation will be provided in lieu of the compensation arrangements applicable to non-employee directors and takes into consideration the additional time and commitment attendant to the duties of the position of Chairman.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated December 16, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPCO-PITTSBURGH CORPORATION

By:	/s/ Rose Hoover
Rose Hoover
Executive Vice President and Corporate Secretary

Dated: December 19, 2014